Exhibit 99.1

Clarification: Kroger’s Convenience Store Business Generates $4 Billion in Annual Sales

CINCINNATI, October 11, 2017 — In a press release issued earlier today, The Kroger Co. (NYSE: KR) said its convenience store business generated revenue of $1.4 billion in 2016. This figure only reflects inside sales. Including fuel, Kroger’s convenience store business generated $4 billion in total sales last year. This clarification is reflected below.

Kroger has announced its intention to explore strategic alternatives for its convenience store business, including a potential sale, as part of its Restock Kroger plan to redefine the food and grocery customer experience in America. This is the result of a review of assets that are potentially of more value outside of the company than as part of Kroger.

“Our convenience stores are strong, successful and growing with the potential to grow even more,” said Mr. Schlotman. “We want to look at all options to ensure this part of the business is meeting its full potential. Considering the current premium multiples for convenience stores, we feel it is our obligation as a management team to undertake this review.”

Kroger’s convenience store business includes 784 convenience stores located across 18 states.  It includes 68 franchise operations.  The stores employ 11,000 associates and operate under the following banner names: Turkey Hill Minit Markets, Loaf ‘N Jug, KwikShop, Tom Thumb and QuickStop. Neither supermarket fuel centers nor Turkey Hill Dairy is included in this review. Kroger’s convenience store business generated revenue of $4 billion, including selling 1.2 billion gallons of fuel, in 2016.  The business unit has delivered 62 consecutive quarters of identical store sales growth.

“Our convenience store management and associates are an important part of our success. They put our customer first every day.  We value what they do and thank them for what they will continue to do as we conduct this evaluation,” Mr. Schlotman said.

The company has hired Goldman Sachs & Co. to identify, review and evaluate the options.

At The Kroger Co., we are dedicated to our purpose: to Feed the Human SpiritTM. We are 450,000 associates who serve nearly nine million customers daily in 2,793 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Our Family of Companies operates an expanding ClickList offering — a personalized order online service — in addition to 2,258 pharmacies, 783 convenience stores, 307 fine jewelry stores, 222 retail health clinics, 1,472 supermarket fuel centers and 38 food production plants in the United States. Our

Company has been recognized as one of America’s most generous companies for our support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. As a leader in supplier diversity, we are a proud member of the Billion Dollar Roundtable.

Kroger Contacts:
Media: Kristal Howard, (513) 762-1304; Investors: Kate Ward, (513) 762-4969